EXHIBIT 10.76

Form of Performance-Based Cash Award Agreement
2022 Award - ELT

PEABODY ENERGY CORPORATION
PERFORMANCE-BASED CASH AWARD AGREEMENT
THIS PERFORMANCE-BASED CASH AWARD AGREEMENT (the “Agreement”), effective January [__], 2022, is made by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and the undersigned employee of the Company or a Subsidiary of the Company (the “Grantee”). The Grant Date for the Performance-Based Cash Award evidenced by this Agreement is January [__], 2022 (the “Grant Date”).
WHEREAS, the Compensation Committee of the Board (the “Committee”) has determined that, subject to the provisions of this Agreement, it would be to the advantage and best interest of the Company and its stockholders to grant the opportunity to earn the performance-based cash award provided for herein to the Grantee as an incentive for his or her efforts during his or her service with the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence this Performance-Based Cash Award opportunity;
WHEREAS, the Company deems it essential to the protection of its confidential information and competitive standing in its market to have its key employees have reasonable restrictive covenants in place;
WHEREAS, the Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
WHEREAS, the Company deems it essential to the optimal functioning of its business to have its key employees provide advance notice to the Company of their termination of employment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Whenever the following terms are used in this Agreement, they shall have the meanings specified below. Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in the Plan.
Section 1.1 - “Affiliate” shall mean any other Person directly or indirectly controlling, controlled by, or under common control with the Company. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

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Section 1.2 - “Board” means the Board of Directors of the Company.
Section 1.3 - “Cause” shall mean (a) “Cause” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define “Cause,” then: (i) any willful fraud, dishonesty or misconduct of the Grantee that can reasonably be expected to have a detrimental effect on (A) the reputation or business of the Company or any of its subsidiaries or affiliates or (B) the Grantee’s reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates; (ii) willful refusal or failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company; (iii) the Grantee’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (iv) the Grantee’s conviction of, or plea of nolo contendere to (A) any felony, or (B) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or (v) the Grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Grantee’s employment with the Company, after being instructed to cooperate by the Chairman of the Board and/or Company’s Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided, that with respect to clause (ii) or (iii) above, the Grantee shall have 15 business days following written notice of the conduct which is the basis for the potential termination for “Cause” within which to cure such conduct, to the extent it can be cured, to prevent termination for “Cause” by the Company, and if the Grantee cures the conduct that is the basis for the potential termination for “Cause” within such period, the Company’s notice of termination shall be deemed withdrawn.
Section 1.4 - “Change in Control” shall mean the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its Subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were
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members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election, cease to constitute a majority of the Board; provided, however, that to the extent this Performance-Based Cash Award is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, a Change in Control shall include any event or series of events described in the foregoing provisions of this Section 1.4, but only to the extent such event or series of events also constitutes a “change of control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company.

Section 1.5 - “Code” shall mean the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.
Section 1.6 - “Committee” shall mean the Compensation Committee of the Board.
Section 1.7 - “Disability” shall mean a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of the Company or any Subsidiary, or if the Grantee is not covered by such a plan or the Grantee is not an employee of the Company or any Subsidiary, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing: (a) a Disability shall not qualify if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to this Performance-Based Cash Award if it is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
Section 1.8 - “First Determination Date” shall mean December 31, 2022.
Section 1.9 - “Good Reason” shall mean (a) “Good Reason” as defined in the Grantee’s employment agreement with the Company, if any; or (b) if the Grantee does not have an employment agreement with the Company or such agreement does not define Good Reason, then: (i) a material reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by the Company in the Grantee’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by the Company in the Grantee’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between the Company and the Grantee or a secondment or temporary relocation for a reasonably finite period of time, of the Grantee’s primary office by more than 50 miles from the location of the Grantee’s primary office as of the Agreement date; or (iv) any material diminution or material adverse change in the Grantee’s duties or responsibilities as they exist as of the Agreement date (other than any diminution or change during a period of mental or physical incapacity); provided, that (x) if the Grantee terminates the Grantee’s employment for “Good Reason,” the Grantee shall provide written notice to the Company at least 30 days in
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advance of the date of termination, such notice shall describe the conduct the Grantee believes to constitute “Good Reason” and the Company shall have the opportunity to cure the “Good Reason” within 30 days after receiving such notice, (y) if the Company cures the conduct that is the basis for the potential termination for “Good Reason” within such 30-day period, the Grantee’s notice of termination shall be deemed withdrawn and (z) if the Grantee does not give notice to the Company as described in this Section 1.9 within 90 days after an event giving rise to “Good Reason,” the Grantee’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.
Section 1.10 - “Performance Period” shall mean January 1, 2022 through December 31, 2023.
Section 1.11 - “Performance-Based Cash Award” shall mean the performance-based cash award opportunity provided by the Company to the Grantee as evidenced by this Agreement.
Section 1.12 - “Person” shall mean any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
Section 1.13 - “Plan” shall mean the Peabody Energy Corporation 2017 Incentive Plan, as amended or amended and restated from time to time.
Section 1.14 - “Retirement” shall mean a Termination of Service on or after age sixty-five or age sixty (60) with at least five (5) years of service with the Company.
Section 1.15 - “Second Determination Date” shall mean December 31, 2023.
Section 1.16 - “Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.
Section 1.17 - “Subsidiary” shall mean any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as a single employer with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.
Section 1.18 - “Termination of Service” occurs (a) on the first day on which an individual is for any reason no longer providing services to the Company or a Subsidiary in the capacity of an employee, director or consultant or (b) with respect to an individual who is an employee or consultant to a Subsidiary, the first day on which such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided, that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service. Notwithstanding the foregoing, in the case of this Performance-Based Cash Award if it is subject to liability under Code Section 409A and does not qualify for an exemption from Code Section 409A coverage, a Termination of Service shall only occur at the time of the Grantee’s “separation from service”
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with the Company within the meaning of Code Section 409A or as otherwise set forth in this Agreement or a deferral election form.

ARTICLE II
GRANT OF PERFORMANCE-BASED CASH AWARD
Section 2.1 - Grant of Performance-Based Cash Award. The Company has granted to the Grantee a Performance-Based Cash Award with the target amount set forth on the signature page hereof (the “Target Amount”) upon the terms and subject to the conditions set forth in this Agreement. Subject to the degree of attainment of the applicable Performance Goals established for this Performance-Based Cash Award, as approved by the Committee and thereafter communicated to the Grantee (the “Statement of Performance Goals”), the Grantee may earn from 0% to 150% of the Target Amount. The grant of this Performance-Based Cash Award was made in consideration of the services to be rendered by the Grantee to the Company and its Subsidiaries and Affiliates and the Grantee’s obligations under the Restrictive Covenant Agreement (as referenced in Article IV).
Section 2.2 - No Obligation of Employment. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which rights are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without Cause.
Section 2.3 - Change in Control. In order to maintain the Grantee’s rights with respect to the Performance-Based Cash Award evidenced hereby, upon the occurrence of a Change in Control, the Committee may take such actions with respect to the Performance-Based Cash Award or make such modifications to the Performance-Based Cash Award as it deems appropriate to reflect such Change in Control; provided that no such action or modification results in a violation of Section 409A.
ARTICLE III
VESTING AND FORFEITURE OF PERFORMANCE-BASED CASH AWARD
Section 3.1 - Normal Vesting. Unless otherwise provided in this Article III, the Performance-Based Cash Award shall vest as to the First FCF Award (as defined in the Statement of Performance Goals) on the First Determination Date and as to the Second FCF Award and the ENV Award (as defined in the Statement of Performance Goals) on the Second Determination Date to the extent that the applicable Performance Goals described in the Statement of Performance Goals for this Performance-Based Cash Award are certified by the Committee, in its sole discretion, as having been achieved during the applicable portion of the Performance Period, provided that the Grantee has remained in continuous service with the Company or a Subsidiary through the First Determination Date or Second Determination Date, as applicable.
Section 3.2 - Effect of Certain Events. Notwithstanding the foregoing Section 3.1, prior to the Second Determination Date:
(a)in the event of the Grantee’s Termination of Service either (i) within twenty four months following a Change in Control, provided such Termination of Service is by
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the Company without Cause or by the Grantee for Good Reason; or (ii) on account of the Grantee’s death or Disability, the Performance-Based Cash Award shall become earned and vest on the basis of the relative achievement of the applicable Performance Goals determined in accordance with Section 3.1 as if the Grantee had remained in continuous service with the Company or a Subsidiary through the Second Determination Date;
(b)in the event of the earlier of: (i) a Termination of Service on account of Retirement; or (ii) except as provided in Section 3.2(a) above, a Termination of Service by the Company without Cause or by the Grantee for Good Reason, a pro-rata portion of the Performance-Based Cash Award, based on the number of days that the Grantee provided services to the Company or a Subsidiary from the beginning of the Performance Period through the date of Termination of Service compared to the number of days in the Performance Period, shall become earned and vest on the basis of the relative achievement of the applicable Performance Goals determined in accordance with Section 3.1 as if the Grantee had remained in continuous service with the Company or a Subsidiary through the applicable Determination Date; and
(c)in the event of the earlier of (i) a Termination of Service by the Company for Cause; and (ii) a Termination of Service by the Grantee without Good Reason, the Performance-Based Cash Award shall terminate and the Grantee shall not be entitled to any payment hereunder.
The portion of the Performance-Based Cash Award that vests and become earned in accordance with this Section 3.2 shall be settled as set forth in Article IV of this Agreement.
ARTICLE IV
SETTLEMENT OF PERFORMANCE-BASED CASH AWARD; CONDITIONS TO GRANT AND SETTLEMENT
Section 4.1 - Form and Time of Payment.
(a)Subject to any withholding obligations described in Section 5.3, as soon as administratively feasible following the First Determination Date and the Committee’s certification as described in Section 3.1, but in no event later than March 15, 2023, the Company shall, subject to Article V, pay to the Grantee the amount of cash equal to (i) 40% of the Target Amount multiplied by (ii) the percentage of the First FCF Award earned.
(b)Subject to any withholding obligations described in Section 5.3, as soon as administratively feasible following the Second Determination Date and the Committee’s certification as described in Section 3.1, but in no event later than March 15, 2024, the Company shall, subject to Article V, pay to the Grantee the amount of cash equal to (i)(A) 40% of the Target Amount multiplied by (B) the percentage of the Second FCF Award earned; plus (ii)(A) 20% of the Target Amount multiplied by (B) the percentage of the ENV Award earned.
(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Grantee is a U.S. taxpayer under the Code, at the time of the Grantee’s Termination of Service, the Grantee is a “specified employee” (as such term is defined in
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Section 409A, but generally meaning one of the Company’s key employees within the meaning of Code Section 416(i)), and the payment of the cash amount pursuant to Section 4.1(a) is considered to be a “deferral of compensation” (as such phrase is defined for purposes of Section 409A), the cash amount shall be paid to the Grantee on the earlier of (i) first day of the seventh month after the Grantee’s “separation from service” with the Company (as determined in accordance with Section 409A) and (ii) the Grantee’s death.

Section 4.2 - Restrictive Covenant Agreement. The Grantee shall not be entitled to receive the Performance-Based Cash Award unless the Grantee shall have executed and delivered the Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit A, and such shall be in full force and effect.
Section 4.3 - Notice Period. The Grantee may terminate the Grantee’s employment with the Company or a Subsidiary at any time for any reason by delivery of notice to the Company at least (90) days in advance of the date of termination (the “Notice Period”); provided, however, that no communication, statement or announcement shall be considered to constitute such notice of termination of the Grantee’s employment unless it complies with Section 5.4 hereof and specifically recites that it is a notice of termination of employment for purposes of this Agreement; and provided, further, that the Company may waive any or all of the Notice Period, in which case the Grantee’s employment with the Company or a Subsidiary or Affiliate will terminate on the date determined by the Company.
Section 4.4 - Breach of Restrictive Covenant Agreement or Section 4.3. Subject to Section 4.2, if the Grantee materially breaches any provision of the Restrictive Covenant Agreement or Section 4.3 hereof, the Company may, among other available remedies, determine that the Grantee (a) will forfeit any unpaid portion of the Performance-Based Cash Award evidenced by this Agreement and (b) will repay to the Company any portion of the Performance-Based Cash Award evidenced by this Agreement previously paid to the Grantee.
Section 4.5 - Restrictions. The Performance-Based Cash Award granted pursuant to this Agreement shall be subject to all applicable policies and guidelines of the Company that relate to recovery of compensation (i.e., clawbacks).
ARTICLE V
MISCELLANEOUS
Section 5.1 - Administration. The Committee has the power to interpret the terms of the Performance-Based Cash Award and this Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Performance-Based Cash Award. In its absolute discretion, subject to applicable law, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Agreement.
Section 5.2 - Performance-Based Cash Award Not Transferable. Neither the Performance-Based Cash Award nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any
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other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3 - Withholding. Unless the Grantee makes alternative arrangements satisfactory to the Company to personally remit required withholding amounts, then, as of the date that all or a portion of the Performance-Based Cash Award becomes paid pursuant to Section 4.1 hereof, the Company shall withhold a portion of the Performance-Based Cash Award so paid as required by law to be withheld by the Company in connection with such payment for applicable federal, state, local and foreign taxes of any kind. To the extent taxes are to be withheld upon vesting for purposes of federal FICA, FUTA or Medicare taxes, such withholding shall be taken from other income owed by the Company to the Grantee and the Grantee hereby agrees to such withholding. For all purposes, the amount withheld by the Company pursuant to this Section 5.3 shall be deemed to have first been paid to the Grantee.
Section 5.4 - Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Chief Administrative Officer and Corporate Secretary, with a copy to the Grantee’s supervisor, and any notice to be given to the Grantee shall be addressed to him or her at the address set forth in the records of the Company. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his, her or its status and address by written notice under this Section 5.4. Any notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.
Section 5.5 - Information Sharing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or the Restrictive Covenant Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
Section 5.6 - Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
Section 5.7 - Pronouns. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
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Section 5.8 - Non-Applicability of the Plan. The Performance-Based Cash Award is not granted pursuant to the Plan.
Section 5.9 - Amendment. The Committee may amend this Agreement at any time, provided that no such amendment shall materially impair the rights of the Grantee unless reflected in a writing executed by the parties hereto that specifically states that it is amending this Agreement.
Section 5.10 - Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.
Section 5.11 - Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by arbitration in St. Louis, Missouri. Arbitrators shall be selected, and arbitration shall be conducted, in accordance with the rules of the American Arbitration Association. The Company shall pay or reimburse any legal fees in connection with such arbitration in the event that the Grantee prevails on a material element of his or her claim or defense. Payments or reimbursements of legal fees made under this Section 5.11 that are provided during one calendar year shall not affect the amount of such payments or reimbursements provided during a subsequent calendar year, payments or reimbursements under this Section 5.11 may not be exchanged or substituted for another form of compensation to the Grantee, and any such reimbursement or payment will be paid within sixty (60) days after the Grantee prevails, but in no event later than the last day of the Grantee’s taxable year following the taxable year in which he incurred the expense giving rise to such reimbursement or payment. This Section 5.11 shall remain in effect throughout the Grantee’s employment with the Company or any Subsidiary and for a period of five (5) years following the Grantee’s Termination of Service.
Section 5.12 - Section 409A.
(a)To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.
(b)Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Grantee or for the Grantee’s benefit under this Agreement and grants hereunder may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its Subsidiaries.
(c)In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies
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with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement.

(d)Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, neither the Company nor any of its Subsidiaries or affiliates will have any obligation to indemnify or otherwise hold the Grantee harmless from any or all of such taxes or penalties.
Section 5.13 - Governing Law. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.14 - Performance-Based Cash Award Not Taken Into Account for Other Benefits. The Performance-Based Cash Award shall be a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or its Subsidiaries, except as such plan shall otherwise expressly provide, or (b) any agreement between the Company or its Subsidiaries and the Grantee, except as such agreement shall otherwise expressly provide.

Section 5.15 - Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

Scott T. Jarboe
Chief Administrative Officer & Corporate Secretary

Note: The Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

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Exhibit A
RESTRICTIVE COVENANT AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “RCA”) dated January [__], 2022, is by and between PEABODY ENERGY CORPORATION, a Delaware corporation (the “Company”), and (“Grantee”).
WHEREAS, Grantee is a recipient of a 2022 Performance-Based Cash Award (the “Award”);
WHEREAS, Grantee acknowledges and agrees that he or she has access to and/or knowledge of certain trade secrets and other Confidential Information regarding the Company;
WHEREAS, the Company has spent and will continue to expend substantial amounts of time, money, and effort to develop its Confidential Information and Grantee acknowledges benefitting from these efforts;
WHEREAS, the Company deems it essential to the protection of its Confidential Information and competitive standing in its market to have recipients of Awards subject to reasonable restrictive covenants;
WHEREAS, Grantee agrees and acknowledges that the Company has a legitimate interest to protect its confidential information and competitive standing; and
NOW THEREFORE, in consideration for the provisions stated below, and intending to be legally bonded thereby, the parties agree as follows.
1.Grantee has been informed and is aware that the execution of this RCA is a necessary term and condition of Grantee’s receipt of the Award.
2.The term “Confidential Information” as used in this RCA shall be broadly interpreted to include, without limitation, materials and information (whether in written, electronic or other form and whether or not identified as confidential at the time of disclosure) concerning technical matters, business matters, business plans, operations, opportunities, plans, processes, procedures, standards, strategies, policies, programs, software, schematics, models, systems, results, studies, analyses, compilations, forecasts, data, figures, projections, estimates, components, records, methods, criteria, designs, quality control, research, samples, work-in-progress, prototypes, data, materials, clients and prospective clients, customer lists, contracts, projects, suppliers, referral sources, sales, marketing, bidding, purchasing, personnel, financial condition, assets, inventory, accounts payable, accounts receivable, tax matters, books of account, financing, collections, intellectual property, trade secrets and all other know-how and information of the Company or any subsidiary of the Company which has not been published or disclosed to the general public.
a.While employed by the Company and at all times thereafter, Grantee will keep Confidential Information, including trade secrets, confidential and shall not, directly or indirectly, use for himself or herself or use for, or disclose to, any party other than the

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Company, or any subsidiary of the Company (other than in the ordinary course of Grantee’s duties for the benefit of the Company or any subsidiary of the Company), any Confidential Information.

b.At the termination of Grantee’s employment or at any other reasonable time the Company or any of its subsidiaries may request, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof) containing Confidential Information, including trade secrets or any other information concerning Company’s business, including all copies, then in Grantee’s possession or under Grantee’s control whether prepared by Grantee or others.
c.Notwithstanding the foregoing paragraphs, Company employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a Federal, State or local government official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation suits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to Court Order.
3.In consideration of the Company’s obligations under the Performance-Based Cash Award Agreement (the “Agreement”), Grantee agrees that while employed by the Company and for a period of twelve (12) months thereafter, without the prior written consent of the Board of Directors of the Company (the “Board”), he or she shall not, directly or indirectly, as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries.
4.In consideration of the Company’s obligations under the Agreement, Grantee agrees that while employed by the Company and for a period of twelve (12) months thereafter, without the prior written consent of the Board, he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, (a) solicit or offer employment to or hire any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation or (b) solicit or entice away or in any manner attempt to persuade any client, vendor, partner, customer or prospective customer of the Company to discontinue or diminish his, her or its relationship or prospective relationship with the Company or to otherwise provide his, her or its business to any corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).
5.For purposes of this RCA, an entity shall be deemed to be in competition with the Company if it enters into or engages in any business or activity that substantially and directly competes with the business of the Company. For purposes of this paragraph 5, the business of the Company is defined to be: development of new thermal and metallurgical mines, active metallurgical and thermal coal mining, preparation and sale; the marketing, brokering and trading

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of metallurgical and thermal coal; and the optimization of our metallurgical and thermal coal reserves; in each case by the Company and its direct and indirect subsidiaries or affiliated or related companies. Notwithstanding this paragraph 5 or paragraph 8, nothing herein shall be construed so as to preclude Grantee from investing in any publicly or privately held company, provided that no such investment in the equity securities of an entity with publicly traded equity securities may exceed one percent (1%) of the equity of such entity, and no such investment in any other entity may exceed five percent (5%) of the equity of such entity, without the prior written approval of the Board.

6.Grantee agrees that he or she will not at any time make, directly or indirectly, any negative, derogatory, disparaging or defamatory comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Company its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients. Grantee understands that nothing in this section or this RCA limits Grantee’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other similar agency, including providing documents or other information, without notice to the Company.
7.Upon the termination of Grantee’s employment for any reason, Grantee or his or her estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Grantee’s possession or under his control, including, without limitation, any “soft” copies or computerized or electronic versions thereof.
8.Grantee agrees that the covenant not to compete, the covenants not to solicit and the covenant not to make disparaging comments are reasonable under the circumstances and will not interfere with his or her ability to earn a living or otherwise to meet his or her financial obligations. Grantee and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant which appear unreasonable and to enforce the remainder of the covenant as so amended. Grantee agrees that any breach of the covenants contained in this RCA would irreparably injure the Company. Accordingly, Grantee agrees that, in the event that Grantee violates this RCA, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required under the agreements evidencing the Award, cancel and recoup any portion of the Award already paid to the extent required by law, regulation or listing requirement, or permitted by any Company policy adopted pursuant thereto. The Company may also seek an injunction against Grantee from any court having jurisdiction over the matter restraining any further violation of this RCA by Grantee.
9.No waiver or modification of all or any part of this RCA will be effective unless set forth in a written document signed by both the Company and Grantee expressly indicating their intention to waive or modify the specified provisions of this RCA. If the Company chooses not to enforce its rights in the event Grantee or any other recipient of an Award breaches some or all of
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the terms of this RCA, the Company’s rights with respect to any such breach shall not be considered a waiver of a future breach by Grantee of this RCA, regardless of whether the breach is of a similar nature or not.

10.This RCA accurately sets forth and entirely sets forth the understandings reached between Grantee and the Company with respect to the matters treated herein. If there are any prior written or oral understandings or agreements pertaining to the subject matter addressed in this RCA, they are specifically superseded by this RCA and have no effect, except, should Grantee be subject to non-compete and non-solicitation obligations (“Restrictive Covenants”) pursuant to an employment agreement or other agreement between Grantee and Company or one of its subsidiaries or affiliates, Grantee shall continue to be bound by the terms of those Restrictive Covenants and they shall run concurrently with those set forth in this RCA. This RCA is binding on Grantee and the Company, and our respective successors, assigns and representatives.
11.Because of Company’s and Grantee’s substantial contacts with the State of Missouri, the fact that Company’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this RCA are resolved on a uniform basis, and Company’s making and execution of this Agreement in Missouri, the parties agree that the RCA shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. The parties agree that the exclusive venue and jurisdiction for any litigation concerning or arising out of or based on this RCA shall be the federal and state courts located in Missouri. The parties expressly consent to the personal jurisdiction and venue of said courts. The provisions of this paragraph shall not restrict the ability of Company or Grantee to enforce in any court any judgment obtained in Missouri federal or state court.
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IN WITNESS WHEREOF, this RCA has been executed and delivered by the parties hereto.

PEABODY ENERGY CORPORATION

Scott T. Jarboe
Chief Administrative Officer & Corporate Secretary

Note: Grantee is deemed to have executed this Agreement upon clicking “Accept” in the Plan’s online administration site.

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Statement of Performance Goals
This Statement of Performance Goals applies to the Performance-Based Cash Award granted to the Grantee on the Grant Date as evidenced by the Performance-Based Cash Award Agreement between the Company and the Grantee (the “Agreement”). Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement or in the Plan, as applicable.
1.Definitions. For purposes hereof, as determined by the Committee:
(a) “Environmental Reclamation” shall mean the amount of acres graded compared to the amount of acres disturbed, whereas the term “graded” means returning the land to the final contour grading prior to soil replacement and the term “disturbed” means new acres impacted for mining purposes.
(b)“Free Cash Flow” shall mean the Company’s net cash provided by/used in operating activities less the net cash provided by/used in investing activities (as disclosed in the Company’s public filings with the U.S. Securities and Exchange Commission).
2.Calculation of Performance-Based Cash Award Earned. Eighty percent (80%) of the target Performance-Based Cash Award evidenced by this Agreement (the “FCF Award”) shall be earned based on achievement of Free Cash Flow during the Performance Period and twenty percent (20%) of the target Performance-Based Cash Award evidenced by this Agreement (the “ENV Award”) shall be earned based on achievement of Environmental Reclamation during the Performance Period. Fifty percent (50%) of the FCF Award shall be earned based on the achievement of Free Cash Flow during the period between January 1, 2022 and the First Determination Date (the “First FCF Award”). The remaining fifty percent (50%) of the FCF Award shall be earned based on the achievement of Free Cash Flow during the entire Performance Period (the “Second FCF Award”).
3.First Determination Date. Following the First Determination Date, the Committee shall determine whether and to what extent the Free Cash Flow goal has been satisfied with respect to the first twelve months of the Performance Period and shall determine the percentage of target First FCF Award that shall become Vested under the Agreement in accordance with the following First FCF Performance Matrix:
(a)First FCF Performance Matrix. The percentage of target First FCF Award earned shall be determined based on achievement of FCF during the first twelve months of the Performance Period as follows:

Performance Level	FCF for First 12 Months of Performance Period	First FCF Award Earned
Below Threshold		0%
Threshold		50%
Target		100%
Maximum		150%

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To the extent the FCF is between the FCF targets listed in the First FCF Performance Matrix, then the percentage of the target First FCF Award earned shall be determined using linear interpolation.

4.Second Determination Date. Following the Second Determination Date, the Committee shall determine whether and to what extent the Free Cash Flow and Environmental Reclamation goals have been satisfied for the Performance Period and shall determine the percentage of target Second FCF Award and target ENV Award that shall become Vested under the Agreement in accordance with the following Second FCF Performance Matrix and Environmental Reclamation Performance Matrix:
(a)Second FCF Performance Matrix. The percentage of target Second FCF Award earned shall be determined based on achievement of FCF during the Performance Period as follows:

Performance Level	FCF for Performance Period	Second FCF Award Earned
Below Threshold		0%
Threshold		50%
Target		100%
Maximum		150%

To the extent the FCF is between the FCF targets listed in the Second FCF Performance Matrix, then the percentage of the target Second FCF Award earned shall be determined using linear interpolation.

(b)Environmental Reclamation Performance Matrix. The percentage of target ENV Award earned shall be determined based on achievement of Environmental Reclamation during the Performance Period (i.e., the average of 2022 ratio and 2023) as follows:

Performance Level	Environmental Reclamation for Performance Period	ENV Award Earned
Below Threshold		0%
Threshold		50%
Target		100%
Maximum		150%

**The maximum achievement for environmental reclamation will be capped at target. The 2-year FCF achievement will be used as a modifier to exceed target. If Environmental Reclamation ratio is at target or higher AND FCF achievement is above target, then Environmental Reclamation target achievement will be multiplied by the FCF achievement, otherwise no adjustment will be made. See table below.

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To the extent the Environmental Reclamation Percentile Ranking is between the listed rankings, then the percentage of target ENV Award earned shall be determined using linear interpolation.

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